Exhibit 99.4

CONSENT OF PERELLA WEINBERG PARTNERS L.P.

We hereby consent to the use of our opinion dated August 20, 2024 appearing as Annex C to, and to the descriptions of such opinion letter and references to our name under the headings “Summary – Opinion of Financial Advisors – Opinion of Perella Weinberg Partners LP, Arch’s Financial Advisor”, “Risk Factors”, “The Merger – Opinion of Perella Weinberg Partners LP, Arch’s Financial Advisor”, “The Merger – Background of the Merger”, “The Merger – Recommendation of the Arch Board of Directors and Reasons for the Merger”, “The Merger – Arch Unaudited Prospective Financial Information”, and “The Merger – Unaudited Prospective Financial Information–Projected Synergies” in, the Registration Statement on Form S-4 of CONSOL Energy Inc. and in the Joint Proxy Statement/Prospectus of CONSOL Energy Inc. and Arch Resources, Inc., which is part of the Registration Statement, filed on October 1, 2024 (the “Registration Statement”). In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

PERELLA WEINBERG PARTNERS LP

/s/ Perella Weinberg Partners LP

New York, New York

October 1, 2024